Exhibit 10.3

                        October 15, 1997



Mr. John T. Connelly
34 Buckingham Drive
Wyomissing Hills, PA  19610

Dear John:

     We are providing this letter agreement to you to confirm the matters we have been discussing regarding your successor as President and Chief Executive Officer of First Leesport Bancorp, Inc. ("Bancorp") and The First National Bank of Leesport ("Bank"), and to assure that your services and experience will be available to Bancorp and the Bank until your normal retirement at age 65.

     Accordingly, the Boards of Directors of Bancorp and Bank, on the one hand, and you, on the other hand, intending to be legally bound, hereby agree as follows:

     1. Successor. You will assist the Boards of Directors of Bancorp and Bank in the process of locating, interviewing and selecting a qualified candidate to succeed you as President and Chief Executive Officer of Bancorp and of Bank. This process will begin immediately, although no specific date or timetable has been established for the completion of this process.

     2. Title and Responsibilities. Concurrently with the election of the individual referenced in the preceding paragraph as President and Chief Executive Officer, you agree to concurrently submit your resignation for such offices and the Boards of Directors of each of Bancorp and Bank shall elect you "Chairman of the Board of Directors" of each of Bancorp and Bank.

At that time you will assume the responsibilities of such office as set forth in the Bylaws of Bancorp and Bank and shall perform such other duties as may be assigned to you from time to time by the respective Boards of Directors of Bancorp and Bank, which shall include acting as a liaison between management and the Boards of Directors of Bancorp and Bank, and maintaining and improving relationships between Bank and its customers and the communities in which the offices of Bank are located. You agree to perform such duties on a full-time basis until your retirement and not to be involved in any other business activities (except for investment of personal assets) during such time.
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     3.   Base Salary.  Your base salary through the date of your
retirement shall be $116,000 per year for services as Chairman of the Board of Directors of Bancorp and Bank, unless increased in the discretion of the Board of Directors, payable in accordance with the normal payroll practices of Bancorp and Bank.

     4. Performance Bonus. Although you will be ineligible to participate in Bancorp's executive incentive plan, you will be eligible for consideration to receive a cash bonus annually in such discretionary amount as may be determined by the Boards of Directors of Bancorp and Bank.

     5. Other Benefits. Until your retirement you will continue to participate in all of the employee benefit plans and be entitled to receive other fringe benefits to the same extent and in the same manner as other executive officers of Bancorp and Bank.

     6. Term/Termination. The term of your employment under this letter agreement shall expire on July 31, 2000, unless sooner terminated upon thirty (30) days prior written notice for "Cause" or "Disability." For purposes of this letter agreement, "Cause" and "Disability" shall have the same meanings as set forth in that certain Severance Agreement, dated January 1, 1991, between Bancorp and you (the "Severance Agreement").

          In the event of termination for "Cause," all of your rights to continued employment and any further obligations of either Bancorp or Bank under this letter agreement (except for vested benefits payable under any employee benefit plan or amounts payable in accordance with the specific terms of any other agreement) shall cease as of the date of termination. In the event of termination for "Disability," all of your rights to continued employment shall cease and any further obligations of either Bancorp or Bank under this letter agreement (except for vested benefits payable under any employee benefit plan or amounts payable in accordance with the specific terms of any other agreement) shall be determined in accordance with the disability plans of Bancorp or Bank then in effect.

     7. Severance. In the event that the Board of Directors of Bancorp and Bank conclude that it would be in the best interests of the institutions to terminate your relationship with Bancorp and Bank prior to July 31, 2000, in the absence of a Change in
<PAGE 2> Control, your employment relationship with Bancorp and
Bank may be terminated without cause upon thirty (30) days prior written notice. If your employment is so terminated, you will be entitled to continued payments of base salary in effect on the date of termination through July 31, 2000 as severance payments. You will also receive a nonqualified benefit actuarially equivalent to the amount of the benefit lost because of reduced time of service under any qualified or nonqualified employee benefit plan in which you participated at the date of termination as a result of your termination of employment prior to normal retirement age. Finally, you will be entitled to continued health insurance coverage or, if you are ineligible to participate in Bancorp's or Bank's health insurance plan, you will be provided with the cost to obtain such coverage.

     8. Status of Severance Agreement. The Severance Agreement shall remain in full force and effect on the terms and conditions stated therein. You agree that your sole and exclusive remedy as a result of your delivery of a Notice of Termination (as defined in the Severance Agreement), including as a result of your involuntary termination of employment following a Change in Control (as defined in the Severance Agreement), shall be the payment provided in Section 3 of the Severance Agreement notwithstanding this agreement or anything contained herein.

                    _________________________
  <PAGE 3>
     If you are in agreement with the terms of this letter, please so indicate by signing the enclosed duplicate copy and returning it to us.

                              Very truly yours,

                              FIRST LEESPORT BANCORP, INC.

                              By_______________________________
                                   Chair, Executive Committee

                              THE FIRST NATIONAL BANK OF LEESPORT

                              By________________________________
                                   Chair, Executive Committee


Accepted and agreed to this
_____ day of October 1997


_________________________
John T. Connelly

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